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                                JOINT FILING AGREEMENT


    This will confirm the agreement by and among the undersigned that the
Schedule 13D with respect to the beneficial ownership by the undersigned of shares of Europe Cruises Corp. is being filed by Mammoth Construction Company, Inc. Retirement Trust and Jack Jevne on behalf of the undersigned. Any amendments to the Schedule 13D may be filed on behalf of the undersigned by either or both of the undersigned.

Dated:  September 9, 1997    MAMMOTH CONSTRUCTION COMPANY, INC.
                                  RETIREMENT TRUST


                        By:       /s/
                             ---------------------------------
                                  Jack Jevne, Trustee



                                  /s/
                             ---------------------------------
                                  Jack Jevne